Exhibit 10.5

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

THIS INDEPENDENT CONTRACTOR CONSULTING AGREEMENT (the "Agreement") is executed to be effective the 10th day of June, 2010 (the "Effective Date"), between VERECLOUD, INC., a Nevada corporation ("Company"), and THE MESA GROUP, INC., a Texas corporation ("Consultant").

RECITALS:

WHEREAS, Consultant and its executives have extensive knowledge, experience, and expertise with respect to organizational matters, business matters, administrative matters, negotiating matters, borrowing, and other matters of past, present, and continuing critical importance to Company;

WHEREAS, even prior to the Effective Date, Consultant has conferred with, and rendered consulting and other services, to Company with respect to its business, indebtedness owed by it to creditors of Company, and other matters;

WHEREAS, Company has a need and desire to retain Consultant for purposes of assisting Company with respect to its present and future organizational matters, business matters, administrative matters, negotiating matters, borrowing, and other matters; and

WHEREAS, Company desires to obtain certain consulting services from Consultant, and Consultant desires to provide such services, on the terms and conditions set forth hereinafter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Services of Consultant. During the Consulting Period, Consultant shall serve as an independent contractor to provide to Company consulting and other related services with respect to organizational matters, business matters, administrative matters, negotiating matters, borrowing, and other matters.

2.  Services Provided by Company; Designated Executive. As reasonably appropriate for the Consulting Services to be rendered from time to time by Consultant, Company will provide Consultant with such administrative assistance as may be reasonably required by Consultant and as is approved in advance by Company. Consultant initially designates Scott M. Schwartz as its designated executive ("Designated Executive") to perform the consulting services hereunder on behalf of Consultant.

3.       Term and Payment.

 (a)  Term. Company hereby engages Consultant as an independent contractor and Consultant hereby accepts such engagement with Company for a term of beginning upon the Effective Date and ending upon December 31, 2013, unless such term shall be sooner terminated under the provisions of this Agreement (the "Consulting Period" or "Term").

 (b)  Consideration. For and in consideration of the Consulting Services to be provided by Consultant pursuant to this Agreement, Company shall make payments to Consultant as hereinafter provided:

(1)  Consideration and Payment Dates. The payments hereunder shall be made by Company to Consultant in twelve (12) equal quarterly payments in the amount of SIXTY-TWO THOUSAND NO/100THS DOLLARS ($62,000.00) per each calendar quarter, the first of such quarterly payments being due and payable March 31, 2011 and a like payment being due and payable upon the last day of each calendar quarter thereafter (i.e., June 30, September 30, December 31, and March 31) through and including the twelfth (12th) quarter thereafter ending on December 31, 2013). Without limitation upon the foregoing, the parties hereto hereby expressly acknowledge and agree that a portion of the above consideration is in recognition of, and as consideration for, valuable consulting and other services rendered prior to the Effective Date by Consultant upon behalf of, and/or for the benefit of, Company.

(2)  No Further Payments. Except as otherwise expressly provided in this Agreement, there shall be no further consideration owed or paid by Company to, or at the direction of, Consultant with respect to Consulting Services pursuant to this Agreement.

 (c)     Expenses. Subject to the terms hereof, Company shall pay directly, or reimburse Consultant with respect to, certain reasonable expenses incurred by Consultant in furtherance of Consultant's performance of Consulting Services; PROVIDED, HOWEVER that, as conditions to such direct payment or reimbursement:

(1)  Such expenses incurred are reasonable and in furtherance of such Consulting Services and have been approved in advance by Company; and

(2)  Such requests for payment or reimbursement by Consultant are accompanied by bills, itemized statements and/or other reasonable written substantiation of such expenses.

4.  Independent Contractor Arrangement. Consultant is serving as an independent contractor only, and this Agreement will in no way create any joint venture or employment relationship between Consultant and Company. Without limitation upon the foregoing: (i) Consultant shall not participate in any employee welfare plan, pension plan, any other fringe benefit programs, and/or worker's compensation benefits or programs offered by Company, or applicable with respect to employees of Company; (ii) Consultant shall not be entitled to any compensation or reimbursement except as specifically provided in this Agreement; (iii) Consultant shall have no authority to bind Company in any contract, agreement or otherwise; (iv) except as specifically provided herein, Company shall have no obligation to provide training or instruction to Consultant, or to pay for any assistants for Consultant; (v) except as may otherwise be provided in Section 3(c) of this Agreement, Company shall have no obligation to pay Consultant's business or travel expenses; and (vi) Company shall have no obligation to withhold from amounts paid to Consultant for any income taxes, FICA, FUTA, medicare/medicaid, federal or state unemployment insurance premiums, or other payroll taxes.

5.  Termination. This Agreement shall commence upon execution hereof and shall continue thereafter until expiration of the Consulting Period as specified in Section 3(a) above. Notwithstanding the forgoing, the Company may terminate this Agreement for "Cause". "Cause" as used herein means: (i) the failure by Consultant to follow the lawful directives of the Chief Executive Officer or Board of Directors of the Company (within the scope of consultant's duties hereunder) within 15 days after receiving written notice from the Company specifying the nature of the failure (which notice shall only be required in connection with the first instance of repeated failures of a similar nature); (ii) the Consultant's willful commission of an act which constitutes fraud, misappropriation, embezzlement, breach of his fiduciary duty to the Company or intentional misconduct against the Company or its respective shareholders, customers or creditors; (iii) a willful violation by Consultant of a federal, state or local law or regulation applicable to the business of the Company that is materially and demonstrably injurious to the Company ( as the case may be); (iv) the conviction of a felony or crime involving moral turpitude; (v) the commission of any felony that causes a material adverse effect upon the Consultant's ability to perform his duties, or that would have a material adverse effect on the Company or its ability to conduct business; or (vi) alcoholism, drug addiction or dependency of the Designated Executive which causes a material adverse effect upon the Consultant's ability to perform Consultant's duties for a period in excess of thirty (30) consecutive days (including time spent in rehabilitation).

6.    Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

7.    Assignment; Binding Effect. Consultant cannot assign Consultant's rights and obligations under this Agreement. Company, its successors, and assigns may assign its rights and obligations under this Agreement; PROVIDED, HOWEVER, THAT in the event of any assignment hereof, the assignor shall not be relieved of any liability or responsibility hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

8.    Legal Costs. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

9.    Entire Agreement. This Agreement sets forth the entire understanding of the parties with regard to the subject matter hereof and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to such subject matter.

10.  Construction; Counterparts. The section and paragraph headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

11.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Colorado.

12.  Jurisdiction. With respect to any judicial proceedings brought with respect to this Agreement, any such judicial proceedings shall be brought in any state or federal court of competent jurisdiction, and each of the parties hereto generally and unconditionally accepts the exclusive jurisdiction of such courts.

13.  Construction. Capitalized terms used herein and not otherwise defined shall have the meaning specified below. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

COMPANY:

VERECLOUD, INC.

By:      /s/ Mike Cookson
Name:   Mike Cookson
Its:       Chief Operating Officer

CONSULTANT:

THE MESA GROUP, INC.

By:  /s/ Scott M. Schwartz
SCOTT M. SCHWARTZ, President